Exhibit 10.7

SUBADVISORY AGREEMENT

BETWEEN

CAREY LODGING ADVISORS, LLC,

and

CWA2, LLC

Dated as of              , 2015

i

Section 32.	Third Party Beneficiaries	25

Exhibits

Exhibit A — Advisory Agreement

Exhibit B — S-11

Exhibit C — MGM Indemnification Agreement

Exhibit D — Subadvisor Indemnification Agreement

ii

SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT dated as of [•], 2015 (the “Effective Date”), between CAREY LODGING ADVISORS, LLC, a Delaware limited liability company (the “Advisor”), and CWA2, LLC, an Illinois limited liability company (the “Subadvisor,” and together with Advisor, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Advisory Agreement dated as of the date hereof (as amended from time to time, the “Advisory Agreement”), among Advisor, Carey Watermark Investors 2 Incorporated, a Maryland corporation, (“CWI 2”) and CWI 2 OP, LP, a Delaware limited partnership, of which CWI 2 is a general partner (the “Operating Partnership,” and together with CWI 2, the “REIT”), Advisor has agreed to perform certain services for the REIT, including the identification, evaluation, negotiation, financing, purchase, asset management and disposition of the REIT’s lodging and lodging related investments.

WHEREAS, Advisor desires to retain Subadvisor to provide the Services (as hereinafter defined) in order for Subadvisor to assist Advisor in the performance of its duties under the Advisory Agreement, by providing to Advisor certain services and support; and

WHEREAS, subject to and in accordance with the terms of this Agreement, Advisor is willing to appoint Subadvisor to render the Services and Subadvisor is willing to accept such appointment;

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.              Definitions.  The following terms have the meanings assigned them:

(a)           “Acquisition Expenses” shall mean to the extent not paid or to be paid by the seller, lessee, borrower or any other party involved in the transaction, those expenses incurred by Subadvisor, including, but not limited to, travel and communications expenses, the cost of appraisals, title insurance, nonrefundable option payments on Investments not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses, related to selection, acquisition and origination of Investments, whether or not a particular Investment ultimately is made.  Acquisition Expenses shall not include Acquisition Fees as defined under the Advisory Agreement.

(b)           “Advisor” shall have the meaning set forth in the introductory paragraph of this Agreement.

(c)           “Advisory Agreement” shall have the meaning set forth in the recitals of this Agreement.

(d)           “Advisor Indemnitees” shall mean Advisor, the REIT, their respective  Affiliates, and the directors, officers, employees, agents, members and shareholders of Advisor, the REIT and their respective Affiliates.

(e)           “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries or Persons, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of Section 4 hereof, any fund advised by any Affiliate of Carey Asset Management Corp. shall be deemed not to be an Affiliate of Advisor so long as no Affiliate of Carey Asset Management Corp. owns a majority of the outstanding voting equity interests in such fund.

(f)            “Agreement” means this Subadvisory Agreement, as it may be amended from time to time.

(g)           “Asset Operating Committee” has the meaning as set forth in Section 7(b) hereof.

(h)           “Bankruptcy Law” means any Law relating to bankruptcy (whether voluntary or involuntary), insolvency, reorganization, restructuring, composition, moratorium, or relief of debtors or other similar Law or any Law relating to an analogous event in any other jurisdiction.

(i)            “Bankruptcy Proceeding” means a Proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an order of reorganization, arrangement, adjustment, winding up, dissolution, composition or any analogous event in any other jurisdiction or other similar order.

(j)            “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(k)           “Change of Control of Advisor” means any Transfer where as a result (i) any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), other than Permitted Holders, shall become the owner, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding shares of Advisor or W.P. Carey & Co. LLC; or (ii) all or substantially all of the assets of W.P. Carey Inc. or Advisor are sold to a person or Group other than Permitted Holders.  “Permitted Holders” means W. P. Carey Inc., Affiliates of W. P. Carey Inc. and the heirs, descendants, trusts and foundations established by Wm. Polk Carey for the benefit of his heirs and descendants and charitable organizations named as beneficiaries of his estate.

(l)            “Change of Control of Subadvisor” any Transfer where as a result (i) MGM directly or indirectly will fail to own or Control at least fifty-one percent (51%) of the voting interests in Subadvisor, (ii) MGM and/or his spouse and children will fail to collectively own, directly or indirectly, at least fifty-one percent (51%) of the ownership and beneficial interests in Subadvisor, or (iii) all or substantially all of the assets of Subadvisor are sold to a third party or Group other than an entity in which MGM, directly or indirectly, owns or Controls at least 51% of the voting interests of such entity.

(m)          “Code” means the Internal Revenue Code of 1986, as amended.

(n)           “Confidential Information” has the meaning as set forth in Section 8(a) hereof.

(o)           “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

(p)           “CWI 2” shall have the meaning set forth in the recitals to this Agreement.

(q)           “CWI 1” means Carey Watermark Investors Incorporated, a Maryland corporation.

(r)            “Distributions of Available Cash” means distributions of “Available Cash”, as such term is defined in the OP Agreement, made by the Operating Partnership to the Special General Partner pursuant to the OP Agreement.

(s)            “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(t)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)           “First Offer Period” means (1) the period commencing on the Effective Date and ending on the earliest of:

(i)            the dissolution of CWI 2,

(ii)           the termination of this Agreement;

(iii)          the third anniversary of the Effective Date, if CWI 2 has not then accepted aggregate net offering proceeds from investors of at least Five Hundred Million Dollars ($500,000,000);

(iv)          the date on which CWI 2 has Fully Invested the net proceeds of its initial public offering, unless on or before such date there has been an initial filing by CWI 2 with the Securities and Exchange Commission of a Registration Statement on Form S-11, or any other form which CWI 2 is eligible to use to register securities, with respect to a Follow-On Offering;

(v)           the third anniversary of the date of effectiveness of the Registration Statement for the Follow-On Offering as described in (iv) above, if CWI 2 has not then accepted net offering proceeds from investors of at least 75% of the maximum aggregate offering proceeds named in such registration statement at the time of its effectiveness; or

(vi)          the date on which CWI 2 has Fully Invested the net proceeds of the Follow-On Offering.

(v)           “Follow-On Offering” means a public offering of common stock of CWI 2 with maximum aggregate offering proceeds named in the registration statement related thereto of not less than $500,000,000 and for which CWI 2 begins receiving proceeds within six months after the termination of CWI’ 2’s initial public offering.

(w)          “Fully Invested” means that at least ninety percent (90%) of the net offering proceeds of CWI 2’s initial public offering or a Follow On Offering, as applicable, are invested or committed for investment.

(x)           “GAAP” means generally accepted accounting principles, as applied in the United States.

(y)           “Governing Instruments” means, with regard to any Person, the governing or organizational documents of such Person, in each case as the same may be amended from time to time.

(z)           “Governmental Authority” means any governmental, judicial, legislative, executive, administrative or regulatory authority (including any court) of any national, state, provincial or local government or any subdivision, agency, commission, office or instrumentality thereof.

(aa)         “Investments” means the assets held by the REIT and its Subsidiaries, including without limitation, Lodging Facilities and Loans.

(bb)         “Investment Committee” means the Investment Committee of CWI 2.

(cc)         “Investment Opportunity” means the opportunity to lease, sublease, purchase or to offer to purchase any asset or investment originated by, presented to or otherwise identified by Subadvisor, Advisor, or any of their respective Affiliates, as applicable, relating to (i) Lodging Facilities or (ii) Lodging Loans.  “Investment Opportunity” shall not include any opportunity to purchase or to offer to purchase or make any loan in respect of, any asset or investment located outside of the Americas.

(dd)         “Law” means any law, treaty, statute, ordinance, code, rule, regulation or writ, judgment, decree, injunction, award or similar order of any Governmental Authority.

(ee)         “Loans” means notes and other evidences of indebtedness or obligations, including but not limited to first or subordinate mortgage loans, construction loans, development loans, loan participations, B notes, mandatorily redeemable preferred stock, preferred stock subject to sinking fund obligations, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans.

(ff)          “Lodging Facility” means (1) a hotel, motel or other mixed-use establishment of which more than one-half (1/2) of its dwelling units are used on a transient basis or (2) equity interests in an entity that derives at least 30% of its EBITDA from owning, operating or managing facilities of the type described in clause (1) of this definition.

(gg)         “Lodging Loans” means (1) Loans fully or partially secured by Lodging Facilities or equity interests in entities that own, directly or indirectly, Lodging Facilities; (2) unsecured Loans to entities that derive at least 30% of their EBITDA from interests in Lodging Facilities, or (3) participations in any of the Loans described in clauses (1) or (2) of this definition.

(hh)         “Losses” means, collectively, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement actually incurred by such Party in connection with such action, suit or proceeding).

(ii)           “MGM” shall mean Michael G. Medzigian.

(jj)           “OP Agreement” means the agreement of limited partnership of the Operating Partnership as in effect from time to time.

(kk)         “Operating Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

(ll)           “Party” shall have the meaning set forth in the introductory paragraph of this Agreement.

(mm)      “Performance Standard” shall have the meaning set forth in Section 3.

(nn)         “Person” means any individual, entity, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(oo)         “Pre-Existing Holdings”  means (i) the interests in the Lodging Facilities and Loans described in the Registration Statement as being owned by the Advisor and the Subadvisor outside of CWI 1 and CWI 2; and (ii) interests in Lodging Facilities and Loans owned by CWI 1.

(pp)         “Presumed Capital Gains Rate” means the effective combined U.S. federal, state and local long term capital gains tax rate applicable to a natural person residing in

Michael Medzigian’s place of primary residence at the time of determination, taxable at the lowest marginal rate for long term capital gains, after giving effect to the U.S. federal income tax deduction for applicable state and local taxes.

(qq)         “Presumed Ordinary Income Rate” means the effective combined U.S. federal, state and local ordinary income tax rate applicable to a natural person residing in Michael Medzigian’s place of primary residence at the time of determination, taxable at the highest marginal income tax rates, after giving effect to the U.S. federal income tax deduction for applicable state and local taxes.

(rr)           “Proceeding” means any action, suit, charge, hearing, claim, arbitration, alternative dispute resolution or other proceeding or any non-routine investigation or audit by any Governmental Authority, arbitrator or arbitration panel.

(ss)          “REIT” shall have the meaning set forth in the recitals to this Agreement.

(tt)           “Reimbursable Expenses” shall have the meaning set forth in Section 6.

(uu)         “Services” has the meaning set forth in Section 2(a) hereof.

(vv)         “Special General Partner” means Carey Watermark Holdings 2 LLC, the holder of the special general partner interest in the Operating Partnership.

(ww)       “Special GP Agreement” means the limited liability company agreement of the Special General Partner, as the same may be amended from time to time.

(xx)         “Subadvisor” shall have the meaning set forth in the introductory paragraph of this Agreement.

(yy)         “Subadvisor Indemnitees” means Subadvisor, its Affiliates, and the directors, officers, employees, agents and equity holders of Subadvisor and its Affiliates.

(zz)         “Subadvisory Base Fee” means a fee in an amount equal to 25% of: (i) the amount of fees paid to Advisor by the REIT pursuant to the Advisory Agreement, including but not limited to: Acquisition Fees, Asset Management Fees, Loan Refinancing Fees, Property Management Fees and Disposition Fees, each as defined in the Advisory Agreement; and (ii) Distributions of Available Cash.

(aaa)      “Subsidiary” shall have the meaning ascribed to such term in the General Rules and Regulations promulgated under the Exchange Act.

(bbb)      “Term” has the meaning set forth in Section 12 hereof.

(ccc)       “Termination Payment” has the meaning as set forth in Section 14(a) hereof.

(ddd)      “Transfer” means with respect to a Person, means any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly, of any portion of the of the shares, interests, units or other equity in such Person (whether voluntarily, involuntarily, by operation of law or otherwise).

(eee)       “Treasury Regulations” means the regulations promulgated under the Code from time to time, as amended.

Section 2.              Appointment and Duties of Subadvisor.  As of the Effective Date, Advisor hereby sub-contracts and delegates to Subadvisor the performance of the following functions, duties and services (together with the services to be provided by Subadvisor as set forth in Section 2(b), the “Services”) in accordance with the Performance Standard, subject to the general supervision and direction of Advisor:

(i)            provide CWI 2 with the services of MGM as the Chief Executive Officer of CWI 2, subject to approval of the board of directors of CWI 2, who shall devote such time to his duties as is necessary and appropriate, commensurate with level of activity of the REIT from time to time;

(ii)           assist Advisor with the preparation of an annual budget for the operations of the REIT and other materials to be used in connection with the annual review of the performance and compensation of Advisor by the independent directors of the REIT;

(iii)          assist Advisor with (i) locating, analyzing and selecting potential investments for the REIT and deliver to the Investment Committee, as applicable, such information as it may reasonably request or as otherwise may be reasonably necessary to enable it to evaluate such potential investments; (ii) structuring and negotiating the terms and conditions of transactions pursuant to which investments will be made, purchased or acquired by the REIT; (iii) making investments on behalf of the REIT; (iv) arranging for financing and refinancing of, disposing of, reinvesting the proceeds from the sale of, or otherwise dealing with the investments; (v) entering into service contracts for the REIT.

(iv)          serve as Advisor’s advisor with respect to the Investments including providing research and economic and statistical data in connection with the Investments and investment policies and preparing and providing periodic reports, no less than quarterly, on such matters as reasonably directed by Advisor;

(v)           provide asset management services for the REIT including, without limitation, (i) overseeing and providing strategic guidance to independent property operators that handle day-to-day operations of the Investments, (ii) overseeing the preparation of asset level financial reports by such independent property operators, (iii) overseeing the preparation of budgets for each Investment by such independent property operators;

(vi)          investigate, select and, on behalf of the REIT, engage, oversee and conduct business with such Persons as Subadvisor deems necessary to the proper performance of Subadvisor’s obligations hereunder, including but not limited to consultants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, franchisors, independent property operators and any and all agents for any of the foregoing;

(vii)         assist Advisor and the board of CWI 2 in the formulation and implementation of CWI 2’s investment and asset management policies, and furnish the board of CWI 2 with such information, advice and recommendations with respect to corporate strategy, investigation of Investment Opportunities, portfolio management, asset management, financing and disposition (but excluding accounting, investor relations, and fund-raising matters) as reasonably requested or as otherwise may be reasonably necessary to enable them to discharge their fiduciary duties with respect to matters coming before the board of CWI 2;

(viii)        provide the board of CWI 2 with periodic reports regarding potential investments and with periodic reports, no less than quarterly, of new investments made by the REIT during the prior fiscal quarter, which reports shall include information regarding the type of each investment made;

(ix)          assist Advisor with negotiating on behalf of the REIT with banks or lenders for loans to be made to the REIT, and negotiate on behalf of the REIT with investment banking firms and broker-dealers or obtain loans for the REIT, but in no event in such a way so that Subadvisor shall be acting as broker-dealer or underwriter;

(x)           obtain for, or provide to, the REIT such services as may be required in acquiring, managing and disposing of investments, including, but not limited to: (i) the negotiation, making and servicing of investments; and (ii) at the direction of Advisor, the handling, prosecuting and settling of any claims of or against the REIT, including, but not limited to, foreclosing and otherwise enforcing mortgages and other liens securing loans;

(xi)          from time to time, or at any time reasonably requested by Advisor, prepare reports to Advisor of its performance of Services;

(xii)         arrange to obtain or maintain copies of all appraisals obtained in connection with the Investments;

(xiii)        if a transaction, proposed transaction or other matter requires approval by the board of CWI 2, by the independent directors of CWI 2, or the Investment Committee, deliver, as the case may be, all documentation reasonably requested by any of them to properly evaluate such transaction, proposed transaction or other matter;

(xiv)        act in good faith with respect to the appointment, removal and/or replacement of members of the Advisory Committee and Asset Operating Committee; and

(xv)         any other services or functions as may be mutually agreed by Subadvisor and Advisor, from time to time.

Section 3.              Performance Standard.  The Services and all of the other duties and obligations of Subadvisor under this Agreement shall be carried out by Subadvisor in good faith and in a commercially reasonable manner, using a degree of skill and attention customarily applicable to investment managers of assets of the nature and character of the Investments (the “Performance Standard”).

Section 4.              Investment Opportunities.

(a)           During the First Offer Period, the Advisor agrees to offer to the Investment Committee the opportunity for CWI 2 to invest in all Investment Opportunities sourced by the Advisor.

(b)           During the First Offer Period, the Subadvisor agrees to offer to the Investment Committee the opportunity to invest in all Investment Opportunities sourced by the Subadvisor.

(c)           Any Investment Opportunity rejected by CWI 2 may be taken by the Advisor or the Subadvisor or their Affiliates or any vehicle managed by either of them or their Affiliates.

Section 5.              Compensation.

(a)           In exchange for the Services, Advisor shall pay Subadvisor the Subadvisory Base Fee, in U.S. Dollars, promptly after Advisor receives the consideration (whether received in cash or in shares of stock of CWI 2) underlying the Subadvisory Base Fee from the REIT and/or the Operating Partnership (i.e., monthly in the case of the Asset Management Fees, and as earned in the case of the Acquisition Fees, Loan Refinancing Fees, Property Management Fees, if any, and Disposition Fees); provided, however, that with respect to the Distributions of Available Cash, the Advisor shall estimate the expected Distributions of Available Cash for each fiscal quarter (the “Estimated Distribution Amount”) and pay to the Subadvisor an amount equal to one-third of 50% of the Estimated Distribution Amount each month during such fiscal quarter.  The balance of the Distributions of Available Cash owed to the Subadvisor for a fiscal quarter shall be paid by the Advisor to the Subadvisor promptly after receipt of the underlying Distributions of Available Cash from the REIT (whether in cash or in shares of stock of CWI 2), and if the Estimated Distribution Amount previously received by the Subadvisor exceeds 25% of the actual amount of the Distributions of Available Cash actually received by the Advisor for the applicable fiscal quarter, the Subadvisor shall promptly return the excess to the Advisor.  Advisor shall be deemed to have received the consideration underlying the Subadvisory Base Fee from the REIT and/or the Operating Partnership on such date that Advisor or its Affiliates receive U.S. Dollars, securities, notes, or any other form of consideration from the REIT and/or the Operating Partnership in payment thereof.

(b)           Advisor shall provide Advisor’s calculation of the amount of the Subadvisory Base Fee when Advisor remits the Subadvisory Base Fee for payment, and shall,

upon Subadvisor’s reasonable request, provide Subadvisor with access to its books and records to enable Subadvisor to verify such calculation.  The Subadvisory Base Fee shall be paid in immediately available funds.

(c)           As additional compensation to the Subadvisor, the Subadvisor shall be entitled to receive from the Advisor an additional payment, in U.S. Dollars, in respect of any taxable year of the Special General Partner in which the Special General Partner receives at least $1.0 million of Distributions of Available Cash that is subject to tax at Federal capital gains rates (the “Net Capital Gains”).  The amount of the Additional Payment will be equal to the difference between:  (i) 25% of the Net Capital Gains multiplied by the Presumed Capital Gains Tax Rate; minus (ii) 25% of the Net Capital Gains multiplied by the Presumed Ordinary Tax Rate.  Good faith estimates of the Net Capital Gains, if any, for a taxable year shall be made by the Advisor on a quarterly basis and provided to the Subadvisor, and an estimated payment of one-quarter of the annual amount of any Additional Payment expected to be made on the basis of such quarterly estimates will be made by the Advisor to the Subadvisor no later than 5 Business Days before the date by which the Subadvisor is required to pay estimated Federal and State taxes in respect of such quarter.  On or before March 15 following the end of a taxable year, the Advisor shall calculate the amount of the Additional Payment, if any, due in respect of such taxable year and provide a copy of the calculations and a copy of the Special General Partner’s annual tax report on Form K-1 to the Subadvisor.  If that Additional Payment amount exceeds the estimated quarterly payments previously made to the Subadvisor in respect of such taxable year, the Subadvisor shall reimburse the Advisor for the excess, and if that Additional Payment is less than the estimated quarterly payments previously made to the Subadvisor in respect of such taxable year, the Advisor shall promptly, and in any event within 5 Business Days after receipt of the calculations, pay the Subadvisor the amount of the shortfall.

(d)           If the Advisor and/or the Subadvisor engages in an internalization transaction with CWI 2 during the Term or within 24 months thereafter pursuant to which CWI 2 becomes self-managed by acquiring or otherwise assuming (including through a merger with the Advisor and/or the Subadvisor) the management functions provided by the Advisor and/or the Subadvisor, the aggregate amount of any consideration payable by CWI 2 to the Advisor, the Subadvisor and their respective direct and indirect owners in such internalization transaction shall be allocated 75% to the Advisor and 25% to the Subadvisor, and any amounts received by either of them in excess of such percentages shall be promptly paid to the other so that the consideration is allocated in accordance with the foregoing percentages; provided, however, that payments to individuals that are directly and solely attributable to compensation for employment services to be rendered by such individuals to CWI 2 following the internalization transaction shall not be considered to  be consideration subject to allocation between the Advisor and the Subadvisor for purposes of this Section 5(d).

(e)           Subadvisor shall not be entitled to any other compensation from Advisor other than as set forth in this Section 5 (other than the reimbursement of expenses in accordance with Section 6).

Section 6.              Expenses of Subadvisor.

(a)           Advisor shall reimburse Subadvisor for all expenses (the “Reimbursable Expenses”) actually incurred by Subadvisor on Advisor’s or the REIT’s behalf in connection with the Services and which would be reimbursable under the Advisory Agreement if incurred by Advisor; provided, however, that (i) the personnel costs that shall be reimbursed to Subadvisor relating to MGM’s involvement in asset management activities shall not exceed $50,000 per quarter; and (ii) notwithstanding anything to the contrary in this Agreement, Advisor shall have no obligation to reimburse Subadvisor for Reimbursable Expenses unless and until the REIT reimburses Advisor for such Reimbursable Expenses.

Section 7.              Asset Operating Committee; Investment Authority.

(a)           Advisor and Subadvisor shall establish an asset operating committee (the “Asset Operating Committee”) consisting of up to six members, one of whom shall be MGM and one of whom shall be appointed by the Advisor (the “Advisor Designee”).  MGM shall be the chairman of the Asset Operating Committee.  The initial Advisor Designee shall be Thomas E. Zacharias.  The Advisor shall have the right to remove and replace the Advisor Designee at the Advisor’s sole discretion.  Additional members of the Asset Operating Committee and their successors or replacements shall be proposed by the Subadvisor and shall be appointed to the Asset Operating Committee, subject to the reasonable approval of the Advisor.  The  Subadvisor may remove any member of the Asset Operating Committee, other than the Advisor Designee (who can be removed and replaced solely by the Advisor),  subject to the reasonable approval of the Advisor.  The Asset Operating Committee shall have responsibility for evaluating and making decisions with respect to any refinancing, disposition, sale, capital expenditure and/or any other transaction involving an asset of the REIT if the value of such transaction exceeds $10.0 million.  Subadvisor shall have responsibility for evaluating and making decisions with respect to any refinancing, disposition, sale, capital expenditure and/or any other transaction involving an asset of the REIT if the value of such transaction does not exceed $10.0 million; provided, however, that Subadvisor shall notify Advisor as promptly as reasonably practicable, after Subadvisor has determined to take any such action.

(b)           MGM, in his capacity as the Chief Executive Officer of CWI 2, shall have the authority to approve each acquisition of Lodging Facilities and Lodging Loans by CWI 2, without the need for review and approval by the investment committee responsible for approving CWI 2’s investments, if the purchase price and contemplated capital improvements for the acquired asset, and any series of related acquisitions, do not exceed $10.0 million.

Section 8.              Confidentiality; Proprietary Information; Records.

(a)           Each Party agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non public or proprietary information relating to the other Party, its Affiliates, the REIT’s Assets or business (collectively, “Confidential Information”), provided that such disclosure may be made (i) to any Person who is a member, partner, officer, director or employee of such Party or counsel to or accountants of such Party solely for their use and on a need to know basis, provided that such Persons are notified of the Party’s confidentiality obligations hereunder, (ii) to lenders and investors providing financing and/or capital to such Party, provided that such lenders and investors are bound by written confidentiality agreements containing restrictions substantially similar to those set forth herein; (iii) with the prior consent of the other Party, (iv) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, but only to the extent required by such order or subpoena, or (v) to any lender providing financing to the REIT, (vi) as necessary or appropriate in connection with or to prevent the audit of the accounts of any Party or to enable any Party, or any of their respective Affiliates to comply with the disclosure and other requirements of any governmental authority having jurisdiction over it.  Notwithstanding the foregoing, nothing herein shall prevent Subadvisor from disclosing investment and portfolio data including investment names, locations, general descriptions, strategies, dates of investments and performance but only to the extent necessary to detail its experience to potential sources of debt and equity capital and other business partners in connection with any activity not constituting a breach of Section 4; provided, in each case, that the receiving party agrees in writing to keep such information confidential on terms substantially similar to those set forth herein. Confidential Information shall not include information (i) known by such Party prior to the Effective Date; (ii) which is at the time of receipt publicly known; (iii) which becomes publicly known through no wrongful act of the Party; or (iv) that is received from a third party not under an obligation to keep such information confidential.

(b)           In the event that a Party shall receive a request to disclose any Confidential Information under a subpoena or order, such Party shall (i) promptly notify the other Party thereof, (ii) consult with the other Party on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, reasonably cooperate with the other Party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.

(c)           No Party shall issue any press release or other public communication about the formation or existence of the other Party without the express written consent of the other Party; provided that a Party may make a press release to the extent required to comply with the disclosure and other requirements of any governmental authority having jurisdiction over it.  Subadvisor shall not remove, copy in any form or by any means, or electronically transmit from the premises of Advisor or any of its Affiliates any material or property of Advisor or any of its Affiliates, except as necessary to perform the Services.

(d)           Subadvisor shall maintain appropriate books and records relating to the duties, functions and services to be performed under this Agreement, including, without limitation, the Investments, and Subadvisor will cause the operating agreements entered into by the REIT with the independent property operators of the REIT’s Investments to require the operators to keep books and records in a manner sufficient to produce accounts in accordance with GAAP or such other accounting method adopted by the REIT from time to time and such books and records shall be accessible for inspection by representatives of Advisor at any time during normal business hours upon three (3) Business Day’s advance written notice to Subadvisor; provided, that Advisor agrees to cause its representatives to abide by the rules and regulations of Subadvisor and shall indemnify, defend and hold Subadvisor harmless from and against any and all damages, Losses, costs and expenses suffered or incurred, resulting from such inspections, by reason of the gross negligence or willful misconduct of Advisor’s representatives.

(e)           The provisions of this Section 8 were negotiated in good faith by the Parties, and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the Parties.  It is the intention of the Parties that if any restriction or covenant contained herein is held to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law. The provisions of Sections 8, 8(a), 8(b), 8(c), and 8(e) shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of this Agreement, for a period of three (3) years following any such termination.

Section 9.              Insurance.

(a)           Advisor shall procure and maintain at all times during the Term directors’ and officers’ liability insurance for MGM and all other employees of Subadvisor who are also officers and/or directors of the REIT providing coverage in amounts and on terms customary for non-traded, public real estate companies of a size similar to CWI 2.  Advisor shall provide Subadvisor with certificates evidencing such director’s and officer’s liability insurance and, from time to time, as appropriate, shall provide Subadvisor with replacement certificates following expiration or substitution of coverage.

(b)           Subadvisor shall procure and maintain at all times during the Term “errors and omissions” insurance coverage, insurance coverage as is deemed prudent or advisable by Subadvisor for gaps in and exclusions from the insurance coverage provided in Section 9(a), and other insurance coverage at its own expense which is customarily carried by asset and investment managers performing functions similar to those of Subadvisor under this Agreement with respect to assets similar to the Investments in an amount which is comparable to that customarily maintained by other managers of similar assets as those to be managed.  Subadvisor shall provide Advisor with certificates evidencing such “errors and omissions” insurance coverage and other insurance coverage and from time to time, as appropriate, shall provide Advisor with replacement certificates following expiration or substitution of coverage.

Section 10.            Indemnification.

(a)           Subadvisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Advisor Indemnitees, of and from any and all Losses in respect of or to the extent arising from the gross negligence, malfeasance, fraud or willful misconduct of the Subadvisor Indemnitees or from a breach by Subadvisor of this Agreement.

(b)           Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Subadvisor Indemnitees, of and from any and all Losses in respect of or to the extent arising from the gross negligence, malfeasance, fraud or willful misconduct of the Advisor Indemnitees or from a breach by Advisor of this Agreement.

(c)           It shall be a condition to the effectiveness of this Agreement that MGM and Subadvisor enter into indemnification agreements with the REIT in form and substance substantially similar to the agreements attached hereto as Exhibit C and Exhibit D, respectively.

Section 11.            Independent Subadvisor; No Joint Venture.  The relationship between the Parties is that of independent contractors solely as set forth herein, and each Party shall be responsible only for its obligations as set forth herein. Nothing in this Agreement shall be construed to make Advisor and Subadvisor or their respective Affiliates, partners or joint venturers or impose any liability as such on any of them.

Section 12.            Term; Termination.  Subject to the execution and delivery hereof by the Parties, this Agreement is effective on the Effective Date and shall terminate on the earliest to occur of the following (the “Term”):

(a)           The termination of Carey Lodging Advisors, LLC as the advisor under the Advisory Agreement for any reason;

(b)           Termination by either Party pursuant to Section 13; or

(c)           Termination by Advisor upon written notice of termination to Subadvisor following a Change of Control of Subadvisor arising from the death or disability of MGM.

Section 13.            Termination for Cause.

(a)           Advisor may terminate this Agreement upon written notice of termination to Subadvisor if any of the following events (each  a “Subadvisor Default”) shall occur in relation to Subadvisor or MGM:

(1)             the commission of an act of theft or embezzlement of money or property by MGM against Advisor, the REIT, and/or their respective Affiliates, or other act of fraud, gross negligence or willful misconduct by MGM resulting in injury to the property, operations or reputation of Advisor, the REIT, and/or their respective Affiliates;

(2)             a voluntary termination of this Agreement by Subadvisor prior to the expiration of the Term, other than as a result of an Advisor Default;

(3)             a continuing material breach or default by Subadvisor shall occur with respect to any term or provision of this Agreement or any representation or warranty, which default or breach shall continue for a period of thirty (30) days after written notice thereof, provided that if, within the thirty (30) day-period following receipt of the written notice thereof, Subadvisor in good faith commences to perform such obligation and cure such breach or default and thereafter prosecutes to completion with diligence the curing thereof and cures such breach or default within a reasonable time but in no event later than ninety (90) days following receipt of such written notice, then such breach or default shall not be deemed to be a Subadvisor Default.

(4)             a Change of Control of Subadvisor other than as a result of the death or disability of MGM;

(5)             the conviction or indictment, or plea of guilty or “no contest” to, a felony which results in injury to the property, operations or reputation of Advisor, the REIT, and/or their respective Affiliates; and

(6)             a Bankruptcy Proceeding.

(b)           Subadvisor shall provide prompt written notice to Advisor of the occurrence of any Subadvisor Default.

(c)           Subadvisor may terminate this Agreement effective upon written notice of termination to Advisor if any of the following events (each  an “Advisor Default”) shall occur in relation to Advisor:

(i)            A failure by Advisor to pay any amount due to Subadvisor hereunder within 10 business days after receipt by Advisor of written notice from Subadvisor that such payment is past due;

(ii)           a continuing material breach or default by Advisor shall occur, with respect to any term or provision of this Agreement or any representation or warranty, which default or breach shall continue for a period of thirty (30) days after written notice thereof,  provided that if, within the thirty (30) day-period following receipt of the written notice thereof, Advisor, in good faith commences to perform such obligation and cure such breach or default and thereafter prosecutes to completion with diligence the curing thereof and cures such breach or default within a reasonable time but in no event later than ninety (90) days following receipt of such written notice, then such breach or default shall not be deemed to be an Advisor Default;

(iii)          a voluntary termination of the Advisory Agreement by Advisor without cause or good reason;

(iv)          a Bankruptcy Proceeding involving Advisor;

(v)           any amendment or modification to the Advisory Agreement having a disproportionately adverse effect on Subadvisor as compared to the effect on Advisor;

(vi)          a voluntary termination of the Agreement by Advisor prior to the expiration of the Term, other than as a result of a Subadvisor Default; or

(vii)         a Change of Control of Advisor.

(d)           Advisor shall provide prompt written notice to Subadvisor of the occurrence of any Advisor Default.

Section 14.            Subadvisor Termination Option.

(a)           Following the occurrence of an Advisor Default, Subadvisor shall have the option to terminate this Agreement and cause Advisor to pay Subadvisor the Termination Payment as set forth in this Section 14.  Such option may be exercised by Subadvisor by giving Advisor written notice of termination (a “Termination Notice”) within six months following the occurrence of an Advisor Default.  The Termination Payment shall be paid within 30 days after the date of delivery of the Termination Notice and the termination shall be effective as of the time at which the Termination Payment is paid to the Subadvisor; provided, however, that if in connection with the termination of this Agreement, an Updated NAV or a Demand Fair Market Value (each as defined in the Special GP Agreement) is required to be obtained, then (i) all amounts other than the Special GP Payment (as defined below) owing to the Subadvisor through the effective date of termination shall be paid within 30 days after the date of delivery of the Termination Notice and the termination shall be effective as of the time at which such amounts are paid to the Subadvisor; and (ii) the Special GP Payment shall be paid on or before the date due as provided under the Special GP Agreement, and if the Special GP Payment is not so delivered within such 30 day period, the Special GP Payment shall bear default interest from and including the last day of such 30 day period to but excluding the date of payment at an annual rate equal to 10.0%.

(b)           The “Termination Payment”, shall be equal to the sum of all (i) Subadvisory Base Fees earned but unpaid prior to the effective date of termination of this Agreement, plus (ii) the amount of any Additional Payment owing to the Subadvisor through the effective date of termination plus (iii) all amounts due to Subadvisor under the Special GP Agreement (the “Special GP Payment”).  The Termination Payment shall be paid in cash.

(c)           In addition to the Termination Payment, Advisor shall pay to Subadvisor all unpaid reimbursements of Reimbursable Expenses on or before the effective date of termination.

(d)           This Section 14 shall survive termination of this Agreement.

Section 15.            Advisor Termination Option

(a)           Following the occurrence of a Subadvisor Default, Advisor shall have the option to terminate this Agreement provided that Advisor shall pay to Subadvisor the Termination Payment as set forth in this Section 15. Such option may be exercised by Advisor by giving to Subadvisor a Termination Notice within six months following the occurrence of a Subadvisor Default.  The Termination Payment shall be paid within 30 days after the date of delivery of the Termination Notice and the termination shall be effective as of the time at which the Termination Payment is paid to the Subadvisor; provided, however, that if in connection with the termination of this Agreement, an Updated NAV or a Demand Fair Market Value (each as defined in the Special GP Agreement) is required to be obtained, then (i) all amounts other than the Special GP Payment shall be paid within 30 days after the date of delivery of the Termination

Notice and the termination shall be effective as of the time at which such amounts are paid to the Subadvisor; and (ii) the Special GP Payment, shall be paid on or before the date due as provided under the Special GP Agreement, and if the Special GP Payment is not so delivered within such 30 day period, the Special GP, and if the Special GP Payment is not so delivered within such 30 day period, the Special GP Payment shall bear default interest from and including the last day of such 30 day period to but excluding the date of payment at an annual rate equal to 10.0%.

(b)           The Termination Payment for purposes of this Section 15 shall be calculated in the same manner as provided in Section 14 and shall be paid in cash.

(c)           This Section 15 shall survive termination of this Agreement.

Section 16.            Action upon Termination.

(a)           Upon a termination of this Agreement pursuant to Section 12(a) or Section 12(c), Advisor shall pay over to Subadvisor (i) the Termination Payment, (ii) all unpaid reimbursements of Reimbursable Expenses, if any, and (iii) 25% of any termination fee paid by the REIT to Advisor under the Advisory Agreement, if any.  Such amounts shall be paid within 30 days after the date of the occurrence of an event described in Section 12(a) or 12(c) and the termination shall be effective as of the time at which such amounts are paid to the Subadvisor; provided, however, that if in connection with the termination of this Agreement, an Updated NAV or a Demand Fair Market Value (each as defined in the Special GP Agreement) is required to be obtained, then (i) all amounts other than the Special GP Payment shall be paid within 30 days after the date of the occurrence of an event described in Section 12(a) or 12(c) and the termination shall be effective as of the time at which such amounts are paid to the Subadvisor; and (ii) the Special GP Payment shall be paid on or before the due date as provided under the Special GP Agreement, and if the Special GP Payment is not so delivered within such 30 day period, the Special GP Payment shall bear default interest from and including the last day of such 30 day period to but excluding the date of payment at [    ].

(b)           Upon any termination of this Agreement, Subadvisor shall as promptly as practicable:

(i)            pay over to Advisor (or its designee) all money collected and held for the account of Advisor, the REIT or any of their respective Affiliates pursuant to this Agreement (if any);

(ii)           deliver to Advisor all property and documents of Advisor, the REIT or any of their respective Affiliates then in the custody or subject to the control of Subadvisor; and

(iii)          cooperate (at Advisor’s sole cost and expense) with the transition of the Services to any new subadvisor or management team engaged by Advisor, the REIT or any of their respective Affiliates for a reasonable transition period after the termination.

(c)           This Section 16 shall survive termination of this Agreement.

Section 17.            Bank Accounts; Release of Property upon Written Request.  Subadvisor agrees that any money or other property of Advisor, the REIT or any of their respective Affiliates held by Subadvisor under this Agreement shall be held by Subadvisor as custodian for Advisor, the REIT or any of their respective Affiliates, and Subadvisor’s records shall be appropriately marked to clearly reflect the ownership of such money or other property by Advisor, the REIT or any of their respective Affiliates, as applicable.  Upon the receipt by Subadvisor of a written request signed by Advisor requesting Subadvisor to release to the applicable Person any such money or property, Subadvisor shall promptly release such money to the applicable Person, but in no event later than five (5) Business Days following such request. Subadvisor shall ensure that at all times at least one individual designated by Advisor (which initially shall be Mark J. DeCesaris) is included among the persons having signing authority (e.g., rights of direction and withdrawal) in respect of each bank account in which any of Advisor’s or the REIT’s funds are to be deposited and Subadvisor shall not designate any other individual(s) with such authority other than Mark J. DeCesaris unless each such individual has been approved by Advisor in advance.

Section 18.            Assignment; Subcontractors.  Subadvisor may retain third party subcontractors to perform the Services; provided, however, that Subadvisor shall remain primarily liable to Advisor for the performance of such Services.  Subadvisor shall not assign this Agreement unless such assignment is consented to in writing by Advisor. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as Subadvisor is bound, and Subadvisor shall be released from all liability hereunder accruing thereafter.  In addition, to the extent the assignment of this Agreement by Subadvisor is a complete assignment of all of its rights and duties hereunder, the assignee shall execute and deliver to Advisor a counterpart of this Agreement naming such assignee as Subadvisor.

Section 19.            Representations and Warranties.

(a)           Subadvisor hereby represents and warrants to Advisor as follows:

(i)            There is no action, suit, proceeding, investigation or arbitration, either at law or in equity, of or before any court or tribunal of any jurisdiction or any governmental authority of any jurisdiction pending or, to the knowledge of Subadvisor, threatened or proposed in any manner against Subadvisor, or, to the knowledge of Subadvisor, any circumstances which could or should reasonably form the basis of any such action, suit, proceeding, investigation or arbitration.

(ii)           Subadvisor is duly organized, validly existing and in good standing under the Laws of Illinois, has the limited liability company power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of Subadvisor.

(iii)          Subadvisor has the limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other person including, without limitation, shareholders or creditors of Subadvisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Subadvisor in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of Subadvisor, and, when executed and delivered by the parties hereto, this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of Advisor enforceable against Subadvisor in accordance with its terms.

(iv)          The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing Law binding on Subadvisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Subadvisor, or the Governing Instruments of, or any securities issued by, Subadvisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Subadvisor is a party or by which Subadvisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Subadvisor, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking

(v)           Watermark Capital Partners, LLC owns, beneficially and of record, 100% of the equity interests of Subadvisor and MGM owns, beneficially and of record, a majority of the voting equity interests of Watermark Capital Partners, LLC and Controls Watermark Capital Partners, LLC.

(b)           Advisor hereby represents and warrants to Subadvisor as follows:

(i)            There is no action, suit, proceeding, investigation or arbitration, either at law or in equity, of or before any court or tribunal of any jurisdiction or any governmental authority of any jurisdiction pending or, to the knowledge of Advisor, threatened or proposed in any manner against Advisor, or, to the knowledge of Advisor, any circumstances which could or should reasonably form the basis of any such action, suit, proceeding, investigation or arbitration.

(ii)           Advisor is duly formed, validly existing and in good standing under the Laws of the State of Delaware, has the company power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of Advisor.

(iii)          Advisor has the limited liability company power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder.  No consent of any other person including, without limitation, members or creditors of Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by Advisor in connection with this Agreement or the execution, delivery or performance of this Agreement and all obligations required hereunder.  This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized agent of Advisor, and, when executed and delivered by the parties, this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the valid and binding obligation of Advisor enforceable against Advisor in accordance with its terms.

(iv)          The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing Law binding on Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Advisor, or the Governing Instruments of, or any securities issued by, Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Advisor is a party or by which Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of Advisor and its Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of their respective property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(v)           A true and correct copy of the Advisory Agreement and the REIT’s Registration Statement on Form S-11 (No. 333-196681), with all amendments thereto as of the Effective date, is attached hereto as Exhibits A and B, respectively.

Section 20.            Additional Agreements of Advisor.  In addition to all other obligations of Advisor hereunder, Advisor agrees as follows:

(a)           Advisor shall perform all of its obligations under the Advisory Agreement as required thereunder in conformity with the Performance Standard;

(b)           upon request, Advisor shall provide Subadvisor with all reports and other information reasonably requested by Subadvisor or as may reasonably be necessary to enable Subadvisor to discharge its obligations hereunder;

(c)           Advisor shall recommend and support MGM’s nomination as the Chief Executive Officer of CWI 2 and a voting member of CWI 2’s Investment Committee; and

(d)           Advisor shall use commercially reasonable best efforts to ensure that requests for reimbursement by the REIT of all Reimbursable Expenses are submitted promptly and shall diligently pursue the payment thereof by the REIT in accordance with the Advisory Agreement.

Section 21.            Submission to Jurisdiction; Arbitration;  Equitable Relief.

(a)           Subject to Section 21(b) and the last sentence of this Section 21(a), any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City, New York, before a panel of three (3) arbitrators.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures or pursuant to its Streamlined Arbitration Rules and Procedures, as determined by JAMS.  The arbitrators shall hear and determine the controversy in accordance with New York law and upon the evidence produced at an arbitration hearing scheduled at the request of any party.  It is the intention of the Parties to avoid the expense and delay that encumbers the normal litigation process, particularly with respect to discovery matters.  Absent the agreement of the Parties to the arbitration to the contrary, the arbitrators shall permit only such discovery (with appropriate conditions and limitations) as is necessary to enable the hearing to proceed efficiently.  The arbitrators shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  The arbitrators shall be requested to render their decision within thirty (30) days from the date the arbitration proceedings are initiated, and a decision joined in by not less than two (2) of such arbitrators shall be deemed to be the decision of the panel.  Judgment on the award of the arbitrators may be entered in any court having jurisdiction thereof.

(b)           Notwithstanding anything contained in Section 21(a), each Party reserves the right to file with any court having jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief, but otherwise the Parties hereby waive their respective right to seek other remedies in a court of law (except as provided in the last sentence of Section 21(a)).  Each Party agrees that any such filing shall be made with any court having jurisdiction. In addition, each Party acknowledges that monetary damages would be an insufficient remedy to a Party for the other Party’s breach of any obligation under Section 4 (Investment Opportunities; Right of First Offer) and Sections 8(b), (c) and (e) (Confidentiality, Proprietary Information) of this Agreement and that such a breach would cause irreparable harm to the applicable Party.  Accordingly, if a Party breaches any such obligation, the other Party shall be entitled to temporary and permanent injunctive relief from any court or other legally cognizable tribunal of competent jurisdiction, in addition to any other remedies prescribed by law or in equity.  If a Party seeks such injunctive relief, such Party shall be obligated to prove only that the breaching Party violated one or more covenants of such Sections.  Each Party waives the obligation of the applicable party to prove any other prerequisite to its entitlement to such injunctive relief.  This Section shall survive the termination of this Agreement.

(c)           Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter if the arbitrators determine that there are common issues of law or fact creating the possibility of conflicting rulings.

(d)           The arbitrators shall not have the power to alter, amend, modify or change any of the terms of this Agreement or to grant any remedy that is either prohibited by the terms of this Agreement or unavailable in a court of law.

(e)           The costs of any arbitration pursuant to this Section 21 shall be funded equally by the Parties when due, although the Parties shall bear their own attorneys’ fees and costs.  The prevailing party in the arbitration shall be repaid all of its costs and fees, including its reasonable attorneys’ fees and costs, within fifteen (15) days after receiving the results of the arbitration.  The arbitrators shall have the power both to determine the prevailing party and to determine the amount of attorneys’ fees and expenses to be awarded to the prevailing party.

(f)            This Section shall survive the termination of this Agreement.

Section 22.            Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered or refused if sent personally or by overnight courier or, if mailed, three days after the date of deposit in the United States mail as follows:

(a)           If to Subadvisor:

CWA2, LLC
c/o Watermark Capital Partners, LLC
272 East Deerpath Road, Suite 320
Lake Forest, IL 60045

Attention:  Michael G. Medzigian

With a copy to:

Law Offices of Michael W. Black
70 West Madison Street
Suite 3500
Chicago, Illinois 60602

Attention:                       Michael W. Black, Esq.

(b)           If to Advisor:

Carey Lodging Advisors 2, LLC
c/o W.P. Carey & Co. LLC
50 Rockefeller Plaza

New York, New York 10020
Attention:  Head of Asset Management

Carey Lodging Advisors 2, LLC
c/o W.P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
Attention:  General Counsel

With copies to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention:  Kathleen L. Werner, Esq.

A party may alter the contact information to which communications or copies are to be sent by giving notice of such change of contact information in conformity with the provisions of this Section 22 for the giving of notice.

Section 23.            Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement but this Agreement will be reformed, construed and enforced in such jurisdiction (to preserve the original intention of the Parties to the greatest extent possible) as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 24.            Entire Agreement.  This Agreement, together with any Exhibits and Schedules expressly contemplated hereby and attached hereto and any other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby, contain the entire agreement between or among any of the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings (including all term sheets negotiated between the parties), whether written or oral, between or among any of the parties with respect to the subject matter hereof.  Each of the Parties acknowledges that in entering into this Agreement, it has not relied on any oral or written representation, warranty or other assurance (except as expressly provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available in respect thereof, except that nothing in this Agreement shall limit or exclude any liability of a Party for fraud.

Section 25.            Amendments and Waivers.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Parties in accordance with Section 22.  No waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the Party against whom enforcement of any such waiver, consent or approval is sought.  Such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given.  Neither the failure of either Party to enforce, nor the delay of either Party in enforcing, any condition, provision or part of this Agreement at any time shall be construed as a waiver of that condition, provision or part or forfeit any rights to future enforcement thereof.  No action taken pursuant to this Agreement, including any investigation by or on behalf of either Party hereto, shall be deemed to constitute a waiver by the Party taking action of compliance by the other party with any representation, warranty, covenant or agreement contained herein.

Section 26.            Assignments.  Advisor may assign this Agreement to any of its Affiliates in whole or in part.  Except as provided in this Section and in Section 18, neither Party may assign its rights or delegate its obligations under this Agreement without the prior consent of the other Party.

Section 27.            Cumulative Rights.  Except as expressly provided herein, the Parties’ respective rights under the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other or exclusive of any rights allowed by applicable Law.

Section 28.            Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction

Section 29.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto delivered to the other parties.  This Agreement may be executed by any party by the delivery by such party by facsimile or other electronic transmission of a copy of the signature page of this Agreement duly executed by such party .  Any copy of this Agreement so executed by facsimile or other electronic transmission shall be deemed to be an originally executed copy of this Agreement.

Section 30.            Construction.  Except where the context otherwise requires, wherever used, (1) the singular includes the plural and the plural includes the singular; (2) the use of any gender shall be applicable to all genders; (3) the word “or” is used in the inclusive sense (and/or); (4) the term or symbol “Dollar,” “dollar,” “USD” and “$” shall mean the legal currency of the United States of America and (5) the words “include” and “including”, and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the terms “without limitation”.  The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either Party hereto.

Section 31.            Survival.  The respective rights and obligations of the Parties hereunder, including, without limitation, Section 4 (Investment Opportunities; Right of First Offer), Section 8 (Confidentiality, Proprietary Information), Section 10 (Indemnification), Section 14

(Subadvisor Termination Option), Section 15 (Advisor Termination Option), and Section 16 (Action Upon Termination), Section 21 (Submission to Jurisdiction; Arbitration) shall survive the termination or expiration of this Agreement in accordance with the terms hereof.

Section 32.            No Third Party Beneficiaries.  Except for the indemnification obligations set forth in Section 10, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and not for the benefit of any third party.

[Signature pages begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ADVISOR:

CAREY LODGING ADVISORS 2, LLC

By:	CAREY ASSET MANAGEMENT CORP.,
as sole member

By:
Name:
Title: Director

SUBADVISOR:

CWA2, LLC

By:	Watermark Capital Partners, LLC,
its Managing Member

By:
Michael G. Medzigian

EXHIBIT B

FORM S-11

EXHIBIT D

SUBADVISOR INDEMNIFICATION AGREEMENT